SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)1


                               IROBOT CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
 ------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    462726100
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

---------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 462726100                                           Page 2 of 10 Pages


1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Fenway Partners, Inc.
                  13-3763403
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                 (a) [  ]
     A MEMBER OF A GROUP                          (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                       5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                        -0-
   OWNED BY                        ---------------------------------------------
     EACH                          6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                          -0-

                                   ---------------------------------------------
                                   7.   SOLE DISPOSITIVE POWER

                                                     -0-
                                   ---------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     -0-

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     -0-
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

CUSIP No. 462726100                                           Page 3 of 10 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Fenway Partners II, LLC
                  06-1522851
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                    (a) [  ]
     A MEMBER OF A GROUP                             (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                       5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                        -0-
   OWNED BY                        ---------------------------------------------
     EACH                          6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                          -0-

                                   ---------------------------------------------
                                   7.   SOLE DISPOSITIVE POWER

                                                     -0-
                                   ---------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     -0-
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

CUSIP No. 462726100                                           Page 4 of 10 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  FPIP Trust, LLC
                  13-3956611
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                    (a) [  ]
     A MEMBER OF A GROUP                             (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                       5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                        -0-
   OWNED BY                        ---------------------------------------------
     EACH                          6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                          -0-

                                   ---------------------------------------------
                                   7.   SOLE DISPOSITIVE POWER

                                                     -0-
                                   ---------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     -0-
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

CUSIP No. 462726100                                           Page 5 of 10 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  FPIP, LLC
                  13-3956702
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                    (a) [  ]
     A MEMBER OF A GROUP                             (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                       5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                        -0-
   OWNED BY                        ---------------------------------------------
     EACH                          6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                          -0-

                                   ---------------------------------------------
                                   7.   SOLE DISPOSITIVE POWER

                                                     -0-
                                   ---------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     -0-
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

CUSIP No. 462726100                                           Page 6 of 10 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Fenway Capital Partners Capital Fund II, L.P.
                  06-1522850
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                    (a) [  ]
     A MEMBER OF A GROUP                             (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                       5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                        -0-
   OWNED BY                        ---------------------------------------------
     EACH                          6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                          -0-

                                   ---------------------------------------------
                                   7.   SOLE DISPOSITIVE POWER

                                                     -0-
                                   ---------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     -0-
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     -0-
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

CUSIP No. 462726100                                           Page 7 of 10 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Andrea Geisser
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                    (a) [  ]
     A MEMBER OF A GROUP                             (b) [  ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
   NUMBER OF                       5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                        10,000
   OWNED BY                        ---------------------------------------------
     EACH                          6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                          -0-

                                   ---------------------------------------------
                                   7.   SOLE DISPOSITIVE POWER

                                                     10,000
                                   ---------------------------------------------
                                   8.   SHARED DISPOSITIVE POWER

                                                     -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     10,000

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                     [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     less than 0.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

CUSIP No. 462726100                                           Page 8 of 10 Pages


                Amendment No. 1 to Schedule 13G (Final Amendment)
                -------------------------------------------------

     Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

     The following items of the Schedule 13G are hereby amended as follows:


ITEM 4 - OWNERSHIP

Item 4 is hereby amended and restated to read in its entirety as follows:

     (1) With respect to Fenway Partners, Inc., Fenway Partners II, LLC, FPIP Trust, LLC, FPIP, LLC and Fenway Partners Capital Fund II, L.P.:

          (a) Amount Beneficially Owned: -0-

          (b) Percent of Class: -0-

          (c) Number of shares as to which the Reporting Persons have:

              (i)   sole power to vote or to direct the vote: -0-

              (ii)  shared power to vote or to direct the vote: -0-

              (iii) sole power to dispose or to direct the disposition of: -0-

              (iv)  shared power to dispose or to direct the disposition of: -0-

     (2) With respect to Andrea Geisser:

          (a) Amount Beneficially Owned: 10,000 shares of Common Stock

          (b) Percent of Class: less than 0.1%

          (c) Number of shares as to which the Reporting Person has:

              (i) sole power to vote or to direct the vote: 10,000 shares of Common Stock

              (ii)  shared power to vote or to direct the vote: -0-

              (iii) sole power to dispose or to direct the disposition of:
                    10,000 shares of Common Stock

              (iv)  shared power to dispose or to direct the disposition of: -0-


ITEM 5 -  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following: [X]

CUSIP No. 462726100                                           Page 9 of 10 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            FENWAY PARTNERS, INC.

                                            By  /s/ Richard C. Dresdale
                                              ----------------------------------
                                            Name:  Richard C. Dresdale
                                            Title: President

                                            By  /s/ Andrea Geisser
                                              ----------------------------------
                                            Name:  Andrea Geisser
                                            Title: Managing Director

                                            FENWAY PARTNERS II, LLC

                                            By  /s/ Richard C. Dresdale
                                              ----------------------------------
                                            Name:  Richard C. Dresdale
                                            Title: President

                                            By  /s/ Andrea Geisser
                                              ----------------------------------
                                            Name:  Andrea Geisser
                                            Title: Managing Director

                                            FPIP TRUST, LLC

                                            By  /s/ Richard C. Dresdale
                                              ----------------------------------
                                            Name:  Richard C. Dresdale
                                            Title: President

                                            By  /s/ Andrea Geisser
                                              ----------------------------------
                                            Name:  Andrea Geisser
                                            Title: Managing Director

                                            FPIP, LLC

                                            By  /s/ Richard C. Dresdale
                                              ----------------------------------
                                            Name:  Richard C. Dresdale
                                            Title: President

                                            By  /s/ Andrea Geisser
                                              ----------------------------------
                                            Name:  Andrea Geisser
                                            Title: Managing Director

CUSIP No. 462726100                                          Page 10 of 10 Pages

                                           FENWAY PARTNERS CAPITAL FUND II, L.P.

                                           By  /s/ Richard C. Dresdale
                                              ----------------------------------
                                            Name:  Richard C. Dresdale
                                            Title: President

                                            By  /s/ Andrea Geisser
                                              ----------------------------------
                                            Name:  Andrea Geisser
                                            Title: Managing Director

                                              /s/ Andrea Geisser
                                            ------------------------------------
                                            Andrea Geisser


Dated:  January 24, 2007